Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Mary T. Conway
Conway Communications
617-244-9682
mtconway@att.net

PLC SYSTEMS RECEIVES DELISTING NOTICE FROM AMERICAN STOCK EXCHANGE

FRANKLIN, Mass., September 19, 2008 — PLC Systems Inc. (AMEX: PLC) today announced that it had received a notice of failure to meet listing qualifications dated September 17, 2008 from the Listing Qualifications Department staff at the American Stock Exchange. The notice stated that the Company was not in compliance with Section 1003(a)(ii) of the AMEX Company Guide because the Company’s shareholders’ equity was less than $4,000,000 as of June 30, 2008, and it incurred losses from continuing operations and net losses in three out of its four most recent fiscal years. PLC has been granted until October 17, 2008 to submit a plan to the Exchange that demonstrates the Company’s ability to regain compliance with listing standards by March 17, 2010. If the Company does not submit a plan or if the plan is not accepted by AMEX, the Company will be subject to delisting procedures.

About PLC Systems Inc.

PLC Systems Inc. is a medical technology company specializing in innovative technologies for the cardiac and vascular markets.

PLC’s newest product, RenalGuard™, is approved for sale in the EU as a general fluid balancing device. The RenalGuard System™ consists of a unique, proprietary, closed loop, software-controlled console and accompanying single-use sets that can be used by physicians and nurses to balance patient fluid levels during a variety of medical procedures. The RenalGuard System, with its matched fluid replacement capability, is intended to minimize the risk of over- or under-hydration during medical procedures where creating and maintaining high urine outputs is deemed beneficial to patients.

Headquartered in Franklin, Massachusetts, PLC pioneered the CO2 Heart Laser System, which cardiac surgeons use to perform CO2 transmyocardial revascularization (TMR) to alleviate symptoms of severe angina. CO2 TMR offers a treatment option for angina patients who suffer from severe coronary artery disease. The CO2 Heart Laser is the world’s first TMR angina relief device cleared for commercial distribution by both the U.S. Food and Drug Administration and Japanese Ministry of Health, Labor and Welfare, and to obtain a CE Mark for European distribution.

Additional company information can be found at www.plcmed.com.

PLC Systems, PLC Medical Systems, PLC and CO2 Heart Laser, RenalGuard and RenalGuard System are trademarks of PLC Systems Inc.